CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of Park National Corporation:

Form S-8 No.  33-92060

Form S-8 No.  333-52653

Form S-8 No.  333-59360

Form S-8 No.  333-59378

Form S-8 No.  333-91178

Form S-8 No.  333-115136

Form S-8 No.  333-126875

Form S-3 No.  333-156887

Form S-3 No.  333-159454

Form S-8 No.  333-168334

of our report dated February 29, 2012, with respect to the consolidated financial statements of Park National Corporation and the effectiveness of internal control over financial reporting, which report is incorporated by reference from Park National Corporation’s 2011 Annual Report to Shareholders in this Annual Report on Form 10-K of Park National Corporation for the year ended December 31, 2011.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Columbus, Ohio

February 29, 2012